Exhibit 2.4

AMENDMENT TO

AGREEMENT OF SALE

This Amendment to Agreement of Sale (the “Amendment”) is made as of the 6th day of December, 2011 by and among BLUE RIDGE REAL ESTATE COMPANY, a Pennsylvania corporation (“Seller”), and JFBB SKI AREAS, INC., a Missouri corporation (“Buyer”).

W I T N E S S E T H

WHEREAS, the Buyer and the Seller are the Buyer and the Seller, respectively, under that certain Agreement of Sale dated the 31st day of October, 2011 (the “Agreement”) concerning that property located in Blakeslee, Pennsylvania known as the Jack Frost Mountain Ski Resort; and

WHEREAS, the Buyer and the Seller desire to amend the Agreement as specifically set forth below.

NOW, THEREFORE, in consideration of the making of the Agreement and other good and valuable consideration, the Buyer and the Seller agree as follows:

1.     Indemnification. Section 27(a) of the Agreement is hereby amended to add the following to the end of Section 27(a): “The obligations of Buyer and Peak to indemnify, defend and hold harmless Seller, its officers, partners, employees, agents, and their respective heirs, personal representatives, successors and assigns as set forth in this Section 27(a) shall include, but are not limited to, any and all liabilities, losses, damages, claims, costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred or accruing from those matters referenced in (i) that letter dated November 7, 2011 from the Pennsylvania Insurance Department to Jack Frost Mountain Company concerning USTIF Claim No. 2011-0162(F) (the “November 7th PID Letter”), a copy of which November 7th PID Letter is attached hereto and incorporated herein as Exhibit “A”, and (ii) that letter dated November 28, 2011 from the Pennsylvania Insurance Department to Jack Frost Mountain Company concerning USTIF Claim No. 2011-0170(S) (the “November 28th PID Letter”), a copy of which November 28th PID Letter is attached hereto and incorporated herein as Exhibit “B”,.

2.     Closing Date. Section 12 of the Agreement is hereby deleted and replaced with the following:

12.                               Closing

Closing of title hereunder (“Closing”) will be held at the offices of the Title Company, at 1:00 P.M. local time on December 8, 2011, TIME BEING OF THE ESSENCE, (the “Closing Date”), or at such other definite place and time and/or prior date as Seller and Buyer may agree upon in writing; provided, however that Closing shall occur no later than December 16, 2011 (“Outside Closing Date), TIME BEING OF THE

ESSENCE; and provided further, however, that if Closing does not occur on December 8, 2011, Buyer shall pay to Seller the amount of Two Thousand Five Hundred ($2500.00) Dollars per day (cumulatively, the “Extension Fee”) which obligation to pay the Extension Fee shall commence on, and include, December 8, 2011, and continue until the earlier of (i) the date on which Closing does occur, or (ii) the date this Agreement is terminated by Seller as hereinafter provided. In the event that Closing does not occur on or before the Outside Closing Date, then, notwithstanding anything to the contrary contained in this Agreement, the Deposit shall be non-refundable and shall be immediately paid to Seller. The Extension Fee (i) is an amount to be paid by Buyer to Seller which is separate and apart from, and in addition to, the Buyer’s obligations to pay the Purchase Price and the Deposit, (ii) shall not be credited against the Purchase Price or Deposit at Closing, (iii) shall be paid by Buyer to Seller regardless of whether Closing occurs, and (iv) shall be paid by Buyer to Seller immediately upon demand by Seller. In the event that Closing does not occur on or before the Outside Closing Date, then Seller may terminate this Agreement at any time thereafter in Seller’s sole discretion. Unless otherwise agreed between Buyer and Seller, the transaction contemplated hereby shall also be closed by means of the concurrent delivery of the documents of title and the conveyancing documents, and the payment of the Purchase Price subject to the adjustments expressly provided for under the terms of this Agreement. Buyer shall pay for any administrative charges or closing fees of the Title Company and Escrow Agent for the conduct of Closing, if any.

3.     No Other Amendments. Except as set forth in this Amendment, the terms, covenants, conditions and agreements of the Agreement shall remain unmodified and otherwise in full force and effect. In the event of any inconsistency between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

Remainder of page left intentionally blank

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day, month and year first above written.

SELLER:	BUYER:

BLUE RIDGE REAL ESTATE COMPANY,	JFBB SKI AREAS, INC.

a Pennsylvania corporation	a Missouri corporation

By:	By:
Eldon D. Dietterick
Exec. Vice President & Treasurer

Attest:	Attest:
(Corporate Seal)	(Corporate Seal)

Consent of Peak Resorts, Inc.

The undersigned has executed this Amendment to acknowledge and confirm (i) its acceptance of the terms and conditions of this Amendment, and (ii) its acceptance of its rights, duties and obligations under this Amendment.

Peak Resorts, Inc., a Missouri corporation

By:
Name:	Stephen Mueller
Title:	Vice President

ESCROW AGENT:

Pocono Area Abstract Company

a PA Corporation

By:

Attest:
(Corporate Seal)

Exhibit “A”

November 7th PID Letter

November 7, 2011

JACK FROST MTN CO

PO BOX 707

BLAKESLEE, PA 18610

RE:	USTIF Claim #:	2011-0162(F)
	Date of Loss:	10/10/11
	Claimant:	JACK FROST MTN SKI AREA

Dear Tankowner:

The Underground Storage Tank Indemnification Fund received your telephone report of a potential claim on 11/07/11. We are referring this loss report to our Claims Administrator:

ICF, Inc.
4000 Vine Street
Middletown, PA 17057
1-800-88-USTIF
(1-800-888-7843)

Under no circumstances is the referral of your claim to our Claims Administrator to be considered an acceptance of your claim for Fund coverage.

The Claims Administrator shall conduct an investigation to determine your eligibility for benefits from the Underground Storage Tank indemnification Fund(Fund). After this Investigation is complete, the Claims Administrator will make a recommendation concerning your claim. You will be notified in writing of your eligibility status.

The Claims Administrator does not have the authority to approve payment of or any portion of an Invoice for services rendered or to be rendered as a result of this loss. Approval for payments for services rendered will only occur after eligibility for coverage has been determined.

Eligible claim payments are limited to reasonable costs for necessary work. Therefore, the Fund strongly suggests that you obtain competitive bids to ensure that the work to be done is both necessary and reasonable with respect to cost.

If you have any questions concerning your loss, please call our Claims Administrator at 1-800-88-USTIF or 1-800-888-7843.

Sincerely,

Rick Burgan

Claims Manager

Underground Storage Tank Indemnification Fund

Bureau of Special Funds | Capitol Associates Building | 901 North 7th Street
Harrisburg, Pennsylvannia 17102 | Phone: 717.787.8093 | Fax: 717.705.0140

Exhibit “B”

November 28th PID Letter

November 28, 2011

JACK FROST MTN CO

PO BOX 707

BLAKESLEE, PA 18610

RE:	USTIF Claim #:	2011-0170(S)
	Date of Loss:	11/07/11
	Claimant:	JACK FROST MTN SKI AREA

Dear Tankowner:

The Underground Storage Tank Indemnification Fund received your telephone report of a potential claim on 11/28/11. We are referring this loss report to our Claims Administrator:

ICE, Inc.
4000 Vine Street
Middletown, PA 17057
1-800-88-USTIF
(1-800-888-7843)

Under no circumstances is the referral of your claim to our Claims Administrator to be considered an acceptance of your claim for Fund coverage.

The Claims Administrator shall conduct an investigation to determine your eligibility for benefits from the Underground Storage Tank indemnification Fund(Fund). After this Investigation is complete, the Claims Administrator will make a recommendation concerning your claim. You will be notified in writing of your eligibility status.

The Claims Administrator does not have the authority to approve payment of or any portion of an invoice for services rendered or to be rendered as a result of this loss. Approval for payments for services rendered will only occur after eligibility for coverage has been determined.

Eligible claim payments are limited to reasonable costs for necessary work. Therefore, the Fund strongly suggests that you obtain competitive bids to ensure that the work to be done is both necessary and reasonable with respect to cost.

If you have any questions concerning your loss, please call our Claims Administrator at 1-800-88-USTIF or I-800-888-7843.

Sincerely,

Rick Burgan

Claims Manager

Underground Storage Tank Indemnification Fund

Bureau of Special Funds | Capitol Associates Building | 901 North 7th Street
Harrisburg, Pennsylvannia 17102 | Phone: 717.787.8093 | Fax: 717.705.0140